Exhibit 3


                                VOTING AGREEMENT


                  VOTING AGREEMENT (this "Agreement"), dated as of April 15, 1997, by and among certain undersigned shareholders (each a "Shareholder" and collectively, the "Shareholders") of Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), and Bernard H. Mendik ("Mr. Mendik").

         WHEREAS, pursuant to that certain Master Consolidation Agreement, dated as of March 12, 1997, among the Company, Vornado/Saddle Brook L.L.C. , a Delaware limited liability company, The Mendik Company, L.P., a Delaware limited partnership (the "Operating Partnership"), and various other parties defined therein collectively as the Mendik Group (the "Consolidation Agreement"), the Operating Partnership will acquire (through merger, contribution, transfer or otherwise) the assets of the Company, the Mendik Property Interests (as defined in the Consolidation Agreement) and substantially all of the interests in the Management Business Assets (as defined in the Consolidation Agreement); and

                  WHEREAS, each Shareholder currently exercises direct or indirect voting control over the number of common shares of beneficial interest, $.04 par value per share, of the Company ("Common Shares") set forth opposite such Shareholder's name on Schedule 1 hereto; and

                  WHEREAS, in order to induce the Mendik Group to enter into the Consolidation Agreement and to consummate the Consolidation in accordance with the terms thereof, each Shareholder has agreed, upon the terms and subject to the conditions set forth herein, to vote such Shareholder's Shares (as defined below) in favor of the election of Mr.
Mendik to the Board of Trustees of the Company.

                  NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Representations of the Shareholders. Each Shareholder represents and warrants to Mr. Mendik that (a) such Shareholder exercises exclusive voting control over such Shareholder's Shares and, except as set forth on Schedule 1 hereto or as contemplated by this Agreement, there are no rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or voting of any of such Shareholder's Shares and there are no voting trusts or voting agreements with respect to such Shareholder's Shares, (b) such Shareholder is duly authorized to execute and deliver this Agreement, and (c) this Agreement is a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and by general equitable principles.

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                  2. Agreement to Vote Shares. Subject to the terms and
conditions of this Agreement, each Shareholder agrees during the term of this Agreement to vote, or cause to be voted, such Shareholder's Shares in favor of the election of Mr. Mendik to the Board of Trustees of the Company at every meeting of the shareholders of the Company at which such matter is considered and at every adjournment thereof. For all purposes of this Agreement, with respect to any Shareholder, "Shares" shall mean those Common Shares, if any, held of record or beneficially owned by and for the account of such Shareholder from time to time during the term of this Agreement or over which such Shareholder exercises voting control.

                  3. No Voting Trusts. Each Shareholder agrees that such Shareholder will not, nor will such Shareholder permit any Affiliate to, deposit any of such Shareholder's Shares in a voting trust or grant any proxies or otherwise subject any of such Shareholder's Shares to any right, agreement, arrangement or commitment with respect to the voting of such Shares inconsistent with the express terms of this Agreement; provided, however, that, subject to
Section 4, nothing herein shall be deemed to restrict any Shareholder's right or ability to sell, transfer, pledge or otherwise dispose of or encumber any of such Shareholder's Shares at any time.

                  4. Disposition of Shares. Nothing contained herein shall be deemed to require any Shareholder to own or hold beneficially or of record any Common Shares or impose any limitation on any Shareholder's right or ability to sell, transfer, pledge or otherwise dispose of or encumber any of such Shareholder's Shares at any time; provided, however, that each Shareholder agrees that such Shareholder shall not transfer such Shareholder's Shares to an Affiliate of such Shareholder unless such Affiliate agrees prior to such transfer to be bound by all of the terms and conditions of this Agreement by executing a counterpart signature page to this Agreement and delivering the same to Mr. Mendik. As used herein, "Affiliate", with respect to a Shareholder shall mean (i) an entity more than fifty percent (50%) of the voting interests of which are held, directly or indirectly, beneficially or of record by such Shareholder and (ii) in the case of a Shareholder that is a natural person, such Shareholder's spouse and children, if any, and any trust substantially all the beneficiaries of which are such Shareholder, his spouse and/or his children.

                  5. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, the other party will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

                  6. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof, and such term and this Agreement shall terminate upon the
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earliest to occur of (i) March 31, 2003; (ii) the date that Mr. Mendik ceases to own beneficially or control Common Shares and Units (as defined in the Consolidation Agreement) representing at least 80% of the Mendik Initial Investment (for purposes of this clause (ii), the calculation of the number of Common Shares and Units beneficially owned by Mr. Mendik shall include those Common Shares and Units comprising any part of the Mendik Initial Investment which have been subsequently transferred or conveyed to, and held continuously by, any trust exclusively for the benefit of Mr. Mendik, his spouse, his lineal descendants and/or any charitable organizations); (iii) the death, Disability
(as defined below) or criminal indictment of Mr. Mendik or the occurrence of an act by Mr. Mendik in connection with the business and affairs of the Company or the Operating Partnership that constitutes fraud, gross negligence or willful misconduct, or the removal of Mr. Mendik from the Board of Trustees of the Company pursuant to the Amended and Restated Declaration of Trust of the Company, as may be amended from time to time (the "Charter"); (provided, however, that each Shareholder agrees that, in connection with any vote of the shareholders of the Company to remove Mr. Mendik from the Board of Trustees of the Company pursuant to the Charter during the term of this Agreement, such Shareholder will either abstain from such vote or vote (or cause to be voted) its Shares proportionally in accordance with the votes of the other holders of Common Shares). As used herein, "Disability" means the illness, physical or mental disability, or other incapacity, of Mr. Mendik which has continued for at least 180 consecutive days. As used herein, "Mendik Initial Investment" means the aggregate number of Common Shares and Units acquired by Mr. Mendik and certain of his affiliates in the Consolidation as identified on Schedule 2 hereto, as such number may be adjusted from time to time in the event of any share dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of Common Shares or other corporate change, or any distributions to holders of Common Shares other than regular cash dividends.
Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

                  7. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all parties hereto. No waiver of any provisions hereto by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provisions hereof by such party.

                  8. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing, and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


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                  If to the Shareholders, to:

                           Mr. Steven Roth
                           c/o Vornado Realty Trust
                           Park 80 West, Plaza II
                           Saddle Brook, New Jersey  07663
                           Telecopy:  (201) 291-1093

                           Mr. Michael Fascitelli
                           c/o Vornado Realty Trust
                           Park 80 West, Plaza II
                           Saddle Brook, New Jersey  07663
                           Telecopy:  (201) 291-1093

                           Interstate Properties
                           c/o Vornado Realty Trust
                           Park 80 West, Plaza II
                           Saddle Brook, New Jersey  07663
                           Attention:  Mr. Steven Roth
                           Telecopy:  (201) 291-1093


                  With a copy to:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, NY 10004
                           Attention:  Arthur S. Adler
                                        Patricia A. Ceruzzi
                           Telecopy:  (212) 558-3588

                  If to Mr. Bernard H. Mendik to:

                           Mr. Bernard H. Mendik
                           c/o The Mendik Company
                           330 Madison Avenue
                           New York, New York  10017
                           Telecopy:  (212) 697-2837

                  With a copy to:

                           Hogan & Hartson LLP
                           555 Thirteenth Street, N.W.
                           Washington, D.C.  20004

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                           Attention:  J. Warren Gorrell, Jr.
                           Telecopy:  (202) 637-5600

                  9.       Miscellaneous.

                           (a)      THIS AGREEMENT SHALL BE DEEMED A CONTRACT
MADE UNDER, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PRINCIPLES.

                           (b)      If any provision of this Agreement or the
application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

                           (c)      This Agreement may be executed in one or
more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                           (d)      All Section headings herein are for
convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

                           (e)      Capitalized terms used but not defined in
this Agreement shall have the respective meanings assigned to such terms in the Consolidation Agreement.


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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Agreement as of the date first written above.



                                                        /s/ MR.  STEVEN ROTH
                                                             MR. STEVEN ROTH


                                                      /s/MR.  MICHAEL FASCITELLI
                                                          MR. MICHAEL FASCITELLI

                                                     Interstate Properties

                                                       By: /s/ STEVEN ROTH
                                                               General Partner


                                                           /s/  BERNARD MENDIK
                                                                BERNARD MENDIK

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